Exhibit 99.1

FMC Corporation	FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release	215.299.6000 phone
215.299.5998 fax

For Release: Immediate	www.fmc.com

FMC Media Contact: Jim Fitzwater - 215.299.6633
FMC Investor Relations Contact: Andrew Sandifer - 215.299.6119
FMC Corporation Acquires Leading High-Purity Omega-3 Concentrates Producer Epax AS

Acquisition strengthens FMC's presence in fast-growing nutraceuticals market, expands FMC Health and Nutrition business portfolio.

Philadelphia, July 24, 2013 - FMC Corporation (NYSE:FMC) today announced that it has acquired all of the shares of Epax Nutra Holding III AS (Norway) and Epax UK Holding III AS (United Kingdom) (together, “Epax”), a leading manufacturer of high purity, premium grade Omega-3 fatty acid concentrates that are used in nutraceuticals, pharmaceuticals and food. Epax was part of Trygg Pharma Group AS (“Trygg Pharma”), an Omega-3 pharmaceutical company. This acquisition strengthens and expands FMC's presence in the high growth nutraceutical market.

The transaction, valued at approximately $345 million, reflects a 2013 EBITDA multiple in line with FMC's current trading multiple and is expected to be immediately accretive to earnings per share.

“Earlier this year, we committed to invest in our FMC Health and Nutrition platform by expanding participation in nutraceuticals and similar high growth markets,” said Pierre Brondeau, FMC president, CEO and chairman. “Today's announcement underscores our commitment to this strategy and builds on our strengths in functional ingredients for the food and pharmaceutical markets. It also illustrates our resolve to meet or exceed FMC's Vision 2015 growth goals through targeted acquisitions that complement our technology, business and financial priorities.”

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Epax is a global leader in the production of high purity, premium grade Omega-3 EPA/DHA fatty acids that are used primarily in the nutraceutical, food and active pharmaceutical ingredient (API) intermediate markets. Epax uses proprietary purification and concentration production techniques that address the high-value, fast-growing market segments for high concentration Omega-3 fatty acids. FMC's acquisition will include Epax's two world-scale production facilities in Alesund, Norway, and Seal Sands, U.K.

“This is an exciting time for our Epax business, employees and customers. We believe FMC is the right owner to take this business forward, given its technological and manufacturing expertise with marine-sourced inputs, its long operating history in Norway and the U.K., and its strong foundation in high-value ingredients for the food and pharmaceutical markets,” said Ola Snøve, Epax CEO. “FMC's financial strength, global market access and commitment to growth will help accelerate our ability to serve the quality and reliability demands of our customers and consumers. I'm personally excited to become part of the FMC team.”

The market for supply of Omega-3 fatty acids is $2.1 billion per year, projected to grow 12 percent to 15 percent annually. Consumer awareness about cardiovascular, brain, and numerous other health benefits of Omega-3-supported by years of scientific studies and regulatory organizations-continues to drive strong demand, especially for high purity, highly concentrated products.

“For decades, FMC has been known in the pharmaceutical and food markets as a leader in functional ingredients-highly focused on customer needs, product quality and consistency, and customized innovation,” said Mike Smith, vice president and global business director, FMC Health and Nutrition. “This acquisition introduces a premium Omega-3 fatty acid technology and brand to our portfolio of microcrystalline cellulose, alginates, carrageenan, pectin and other functional ingredients. We look forward to working with the Epax team to serve the market with an even broader portfolio of products, particularly in the high growth nutraceutical market.”

As a part of the overall transaction, FMC has entered into a long-term supply agreement with Trygg Pharma to provide Trygg with high-concentration Omega-3 fish oil for use as an active pharmaceutical ingredient.

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Bank of America Merrill Lynch acted as sole financial advisor to FMC on this transaction.

About Trygg Pharma Group AS
Trygg Pharma Group AS is a 50/50 joint venture between the Norwegian biotechnology company Aker BioMarine AS, a subsidiary of Oslo Stock Exchange listed Aker ASA, and private investment firm Lindsay Goldberg.

About FMC Corporation
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 5,700 people throughout the world, and operates its businesses in four segments: FMC Agricultural Solutions, FMC Health and Nutrition, FMC Minerals and FMC Peroxygens. For more information, visit www.FMC.com.

Forward-Looking Statement - FMC Corporation
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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